Exhibit 99.1

PRESS RELEASE

39-06	MEDIA CONTACTS
Corbin Baumel
Intervoice, Inc.
972-454-8737
Corbin.baumel@intervoice.com
FOR IMMEDIATE RELEASE
Intervoice Updates Financial Results for the Second Quarter of Fiscal 2007
DALLAS – October 10, 2006 – Intervoice, Inc. (NASDAQ: INTV) today reported that in connection with its normal control procedures to certify results prior to filing its Form 10-Q for the second quarter of fiscal 2007, management reassessed the status of a large project which was in process at the end of the second quarter. As a result of changes to the project plan and related estimates, the Company has determined that second quarter backlog, revenues and net income should be revised from the amounts initially included in the Company’s second quarter earnings release issued September 20, 2006.
Due to these revisions, the Company’s solutions backlog of $41.6 million at August 31, 2006 is up $0.6 million from the amount previously disclosed. In addition, the Company’s revenues for its second fiscal quarter are $50.5 million, a decline of $0.6 million and net income is $1.6 million, a decline of $0.4 million from the prior announcement. These revisions resulted in earnings per diluted share of $0.04, a decline of $0.01 from the previously reported per share amount. For complete second quarter results, see the Company’s Form 10-Q, which will be filed in a timely manner with the SEC today.
“Although this new information has affected revenues and costs recorded for the second quarter,” said Bob Ritchey, the Company’s President and CEO, “I strongly believe the Company’s long-term outlook remains favorable, and reiterate my belief that third quarter fiscal 2007 revenues will be in the $48 million to $53 million range.”
About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Intervoice Media Exchange, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide. With the acquisition of Nuasis, Intervoice can now bring new IP-based contact center applications to the agent desktop, including web-chat and email response applications, along with its market leading speech-enabled IVR and voice portal self-service solutions. In addition to traditional premise-based deployments, the Nuasis offering supports remote based agents and hosted solutions. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.
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